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                                                          EXHIBIT 1.3

                  TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.
                                 public company

                                      AND

                       TELESP CELULAR PARTICIPACOES S.A.
                                 public company

                            Notice of Material Fact


TELE CENTRO OESTE CELULAR PARTICIPACOES S.A. ("TCO") and TELESP CELULAR PARTICIPACOES S.A. ("TCP" and, together with TCO, the "Companies") hereby provide the following information with respect to the merger of shares of TCO into TCP for conversion of TCO into TCP's wholly-owned subsidiary ("Merger of Shares"):

As of this date, the Brazilian Securities and Exchange Commission ("CVM") decided to postpone, for 15 days, the date for the holding of the shareholders' meetings which will deliberate regarding the Merger of Shares, in order to be able to obtain further information allowing it to determine the legality of the transaction, under the terms of article 124, (section) 5, II of the Corporations Law.


On Monday (December 8), the Companies provided information to the CVM, through which they confirmed that the Merger of Shares had been prepared, structured and disclosed as required by the applicable laws and confer equitable treatment to all shareholders involved in such transaction. The Companies are confident that the CVM, by the end of the period of postponement of the meetings, will declare the Merger of Shares to be lawful.

[Text deleted.]

All the remaining terms and conditions of the Merger of Shares remain unchanged. However, the deadline to exercise the option to convert TCP preferred shares into common shares ("Conversion") has been extended. The new deadline is January 6, 2004, for exercising the conversion option before the Companhia Brasileira de Liquidacao e Custodia - CBLC, and December 30, 2003, for exercising the conversion option before Banco ABN Amro Real S.A.

Finally, the Companies inform that the documents supporting the Merger of Shares (protocol, justification and appraisal reports, among others), continue to be available from TCP's website (www.telespcelular.com.br) [text deleted]. A copy of such material is also available from CVM's website (www.cvm.gov.br) and from BOVESPA's website (www.bovespa.com.br). The Companies' shareholders who wish to consult and review such documents will be able to do it at the Companies' headquarters, provided that they shall set a date and time for the visit, with the respective Investor Relations departments of TCP (telephone (011) 5105-1182) and of TCO (telephone (061) 3962-7701).


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                          Sao Paulo, December 11, 2003


                                                   TELE CENTRO OESTE CELULAR
TELESP CELULAR PARTICIPACOES S.A.                     PARTICIPACOES S.A.
     Fernando Abella                              Luis Andre Carpintero Blanco


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